EXHIBIT 99.3

ATOSSA GENETICS INC.

CONSENT OF PROSPECTIVE DIRECTOR

I, Alexander Cross, Ph.D., hereby consent to be named as a prospective director of Atossa Genetics Inc. (the “Company”) in the Registration Statement on Form S-1 of the Company to be filed in connection with the initial public offering of the Company’s securities, and in any amendments thereto.

/s/ Alexander Cross
Alexander Cross, Ph.D.

Dated: September 28, 2010